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                                                                    Exhibit 10.1


                           [Gary Player Direct Logo]


                                November 9, 1999



VIA FACSIMILE:  561-624-0304
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Mr. Marc B. Player
Gary Player Group, Inc.
3930 RCA Boulevard
Suite 3001
Palm Beach, Florida  33410

         RE:      AMENDMENT TO DIRECT MARKETING AGREEMENT

Dear Marc:

         This letter relates to and shall amend the Direct Marketing Agreement dated the 1st day of November, 1996 (the "Direct Marketing Agreement") between Gary Player Golf Equipment, Inc. and Gary Player Direct, Inc. (successor by merger to Golf One Industries, Inc.) (the "Company") and confirm our understanding with respect to the treatment of payments to be made by the Company to Gary Player Golf Equipment, Inc.

         We agree as follows:

         1. All references in the Direct Marketing Agreement to Gary Player Golf Equipment, Inc. or GPGE shall refer to Gary Player Golf Equipment and Gary Player Group, Inc.

         2. Payments totaling $505,000 shall be paid by Gary Player Direct, Inc. to GPGE which will be deemed to satisfy all amounts outstanding under the Direct Marketing Agreement as of October 31, 1999.

         3. Upon receipt of such payment, GPGE waives all existing non-payment defaults that currently exist or may have occurred under the Direct Marketing Agreement, and agrees that the Direct Marketing Agreement shall be considered in full force and effect.

         4. Section 16(c) (failure to meet Minimum Sales Requirement) shall be deleted from the Direct Marketing Agreement as a ground for termination. Section 16 is revised to provide that GPGE may terminate the Direct Marketing Agreement only if after the date hereof (i) the Company conducts its business in such a manner as to materially and adversely affect the reputation of Gary Player or (ii) the Company shall fail to pay any amount due under the Direct Marketing Agreement as and when due. Under (i) or (ii) above, before it may terminate GPGE must give written notice


                     [Gary Player Direct, Inc. Letterhead]

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                  to the Company specifying the nature of the alleged default.
                  The Company shall have thirty (30) days to cure the default or if such cure is incapable of being remedied within thirty (30) days, the Company has diligently pursued a cure and shall continue to pursue a cure to completion.

         5. As long as the Direct Marketing Agreement is in full force and effect, GPGE consents to the use of, and to the extent necessary licenses the use of, the name "Gary Player Direct, Inc." as the Company's corporate name or the name of any of its subsidiaries. GPGE shall execute, and shall cause its affiliates to execute, any and all further documents and instruments necessary to fully vest such rights in the Company and to confirm this consent and license.

         6. Any payments made to vendors of GPGE from and after the date hereof and prior to the closing on the Asset Purchase Agreement between the Company and the Gary Player Group, Inc. shall be deemed to have been made to GPGE and applied against the payments to be made pursuant to the Direct Marketing Agreement, and shall reduce dollar for dollar the amount of Assumed Liabilities to be assumed by the Company pursuant to the Asset Purchase Agreement between the Company and Gary Player Group, Inc.

         7. GPGE has transferred certain inventory to the Company that the Company may have sold in the course of its business. Provided payment is made as provided in 2 above, GPGE releases any claim to any such inventory or the proceeds of such inventory.

         If the above meets with your approval, kindly execute where indicated below and return to me by facsimile and regular mail.


                                                Sincerely,

                                                /s/ Thomas P. Gallagher

                                                Thomas P. Gallagher, Chairman of
                                                the Board of Directors


Agreed and Accepted:

GARY PLAYER GROUP, INC.


By: /s/ Marc B. Player
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        Marc B. Player


Title: CEO and Director
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